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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission File Number: 333-82434


                               Kodiak Energy, Inc.

Delaware                                                             65-0967706
(Jurisdiction of Incorporation)             (I.R.S. Employer Identification No.)

734 7th Avenue S.W., Suite 460, Calgary, Alberta                         T2P 3P8
(Address of principal executive offices)                                (Canada)

(403) 262-8044
Registrant's telephone number, including area code:

STOCK FOR SERVICES COMPENSATION PLAN
(Full Title of Plan)
                               MARC APPLBAUM, ESQ.
                             3177 Via Alicante, #248
                               La Jolla, CA 92037
                     PHONE (619) 993-0288 FAX (858) 274-1342
                               (Agent for Service)

                       CALCULATION OF REGISTRATION FEE (1)
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                                       PROPOSED       PROPOSED
                                       MAXIMUM        MAXIMUM       AMOUNT
TITLE OF SECURITIES                    OFFERING       AGGREGATE     OF
TO BE                AMOUNT TO BE      PRICE          OFFERING      REGISTRATION
REGISTERED           REGISTERED        PER UNIT       PRICE         FEE
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Common Stock         4,500,000        $0.01 (1)      $ 45,000.00     $ 00.00
$0.001 par value       shares         per share
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1 The securities of the Issuer presently listed for trading on the OTCBB. The price is determined accordingly at the mutually acceptable price of $0.01 per share due to an illiquid market. Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the common stock on November 30, 2005 as reported on the OTCBB Market.



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                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information. 1

Item 2. Registrant Information and Employee Plan Annual Information. 1


                                     PART II

Item 3. Incorporation of Documents by Reference. The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

         (a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's fiscal year ended December 31, 2004;

         (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarter ended September 30, 2005.

         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year for which audited financial statements of the Registrant have been filed:

               (i) our Current Report on Form 8-K dated November 28, 2005, filed with the Commission on October 20, 2005;

         (d) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under 1933 Securities Act, as described in Form SB-2. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Delaware a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

      Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

1. The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


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      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers. Section 145 of the Delaware General Corporation Law ( the "Delaware Code") permits a corporation organized under the Delaware Code to indemnify its directors, officers, employees, and agents for specified acts. Our articles of incorporation have been prepared to conform to the Delaware Code.

      In general, we may indemnify any officer, director, employee, fiduciary, or agent against reasonable expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were reasonably believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires a determination by an independent decision of our board of directors, by independent legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

      The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to the actions against directors, indemnification is granted only for reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest, the person must not have been adjudged liable to us, and the person must not have received an improper personal benefit.

      Indemnification may also be granted pursuant to the terms of agreements, which may be entered into in the future pursuant to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance, which protects our officers and directors against any liabilities, incurred in connection with their services in their positions, and we may obtain an insurance policy in the future.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits. See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.       Issuer hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any


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      deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   Signatures

           The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 13, 2005.


Kodiak Energy, Inc.


                                                By:   /s/Mark Hlady
                                                      -------------
                                                         Mark Hlady
                                                         CEO, and Director




















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                                                                    Exhibit 24.1
                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Mark Hlady, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Name                       Title                               Date
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/s/ Mark Hlady
--------------
Mark Hlady                   CEO and Director                  December 13, 2005

/s/ Mark Juliar
---------------
Mark Juliar                  Director                          December 13, 2005

/s/ Bill Tighe
--------------
Bill Tighe                   COO and Director                  December 13, 2005

/s/ Glenn Watt
--------------
Glenn Watt                   Director                          December 13, 2005

/s/ Peter Schriber
------------------
Peter Schriber               Director                          December 13, 2005



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                                INDEX TO EXHIBITS
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  Exhibit
  Number                            Exhibit
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   4.1       Stock for Services Compensation Plan 2005, Exhibit A to the
             Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005 is hereby incorporated by reference.
   5.1       Opinion of Marc Applbaum, Esq.
  23.1       Consent of Madsen & Associates, Independent Auditor
  23.2       Consent of Marc Applbaum, Esq.  (included in Exhibit 5.1)
  24.1       Powers of Attorney (see page 6)












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